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                                                                                                            OMB APPROVAL
                                           SECURITIES AND EXCHANGE COMMISSION                       -----------------------------
                                                Washington, D.C. 20549                              OMB Number:
                                                                                                    Expires:
                                                                                                    Estimated average burden
                                                      FORM 12b-25                                   hours per response ..... 2.50
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                                             NOTIFICATION OF LATE FILING                               COMMISSION FILE NUMBER
                                                                                                              0-19566
(Check One):  |X| Form 10-K |_| Form 20-F |_| Form 11-K |_| Form 10-Q |_| Form N-SAR                -----------------------------
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                                                                                                             CUSIP NUMBER
                                                                                                             270313 10 9
     For Period Ended: March 31, 1999                                                               -----------------------------

     [ ] Transition Report on Form 10-K [ ] Transition Report on Form 20-F [ ] Transition Report on Form 11-K [ ] Transition Report on Form 10-Q [ ] Transition Report on Form N-SAR

     For the Transition Period Ended: ___________________________________________________________________________________________

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                            Read Instruction (on back page) Before Preparing Form. Please Print or Type.

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification  relates to a portion of the filing checked above,  identify the item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION
                    EARTH SEARCH SCIENCES, INC.
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Full Name of Registrant

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Former Name if Applicable

                    502 NORTH 3RD STREET, SUITE 8
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Address of Principal Executive Office (Street and Number)

                    MCCALL, IDAHO 83638
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City, State and Zip Code

PART II -- RULE 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

  |_|   | (a) The reasons  described in  reasonable  detail in Part III of this form could not be  eliminated  without  unreasonable
        |     effort or expense;
        |
  |_|   | (b) The subject annual report,  semi-annual report,  transition report
        on Form 10-K, Form 20-F,  Form 11-K,  Form N-SAR, | or portion  thereof,
        will be filed on or before the  fifteenth  calendar  day  following  the
        prescribed  due date;  or the | subject  quarterly  report or transition
        report on Form 10-Q,  or portion  thereof will be filed on or before the
        fifth | calendar day following the prescribed due date; and |
  |_| | (c)  The  accountant's  statement  or  other  exhibit  required  by Rule
12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

THE COMPANY RECETNLY FINALIZED MATERIAL AGREEMENTS, WHICH MANAGEMENT AND PRICEWATERHOUSE
COOPERS FEEL SHOULD BE INCORPORATED IN THE FILING AND THEREFORE MORE TIME IS REQUIRED
TO INFORM THE SHAREHOLDERS OF CURRENT EVNETS.

THE 10-K WILL BE FILED ON OR BEFORE THE FIFTEENTH CALENDAR DAY FOLLOWING THE PRESCRIBED DUE DATE.

                                                                 SEC 1344 (6/94)
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PART IV--OTHER INFORMATION

(1)Name and telephone number of person to contact in regard to this notification

     TAMI STORY                     208                         634-7080
      (Name)                     (Area Code)                (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). |x| Yes |_| No

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(3) Is it anticipated that any significant  change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? |x| Yes |_| No

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
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                           EARTH SEARCH SCIENCES, INC.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date JUNE 30, 1999                      By /s/ Tami Story, Corporate Secretary


----------------------------- ATTENTION ----------------------------------------
           Intentional misstatements or omissions of fact constitute
               Federal Criminal Violations (See 18 U.S.C. 1001).
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